Exhibit 3.1

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BY-LAWS

OF

INGLES MARKETS, INCORPORATED

Pursuant to Section 14.1 of the Amended and Restated By-Laws (the “Amended and Restated By-Laws”) of Ingles Markets, Incorporated, a North Carolina corporation (the “Corporation”), the Board of Directors of the Corporation adopted the following amendments to the Amended and Restated By-Laws by resolution dated September 26, 2024:

FIRST. Section 3.1 of the Amended and Restated By-Laws is amended and restated in its entirety to read as follows:

“Section 3.1 Place of Meetings. All meetings of the Shareholders may be held at such place, if any, either within or without the State of North Carolina, and at such time and date as the Board of Directors shall determine and state in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that any meeting of the Shareholders shall not be held at any place, but may instead be held solely by means of remote communication as provided by Section 3.15 hereof and in accordance with the North Carolina Business Corporation Act.”

SECOND. The Amended and Restated By-Laws are hereby amended by inserting as Section 3.15 the following:

“Section 3.15 Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such rules, regulations and procedures as the Board of Directors may adopt, the Shareholders and proxyholders not physically present at a meeting of the Shareholders may, by means of remote communication:

A.   participate in a meeting of the Shareholders; and

B.   be deemed present in person and vote at a meeting of the Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that:

1.    the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder;

2.    the Corporation shall implement reasonable measures to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

3.    if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.”